                                                                   EXHIBIT 10.41

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 15, 2006

                                      AMONG

                       SMITH & WESSON HOLDING CORPORATION;

                                 SWAC-TC, INC.;

                          BEAR LAKE ACQUISITION CORP.;

                                       AND

                        TGV PARTNERS-TCA INVESTORS, LLC;

                               E.G. KENDRICK, JR.;

                                       AND

                                 GREGORY J. RITZ

                                TABLE OF CONTENTS

SECTION 1. MERGER OF SWAC AND BEAR LAKE.....................................   1

    1.1  Merger.............................................................   1
    1.2  Effect of the Merger...............................................   1
    1.3  Certificate of Incorporation and Bylaws............................   1
    1.4  Directors..........................................................   2
    1.5  Officers...........................................................   2
    1.6  Status and Conversion of Securities................................   2
    1.7  Further Documents..................................................   4
    1.8  Effective Time.....................................................   4
    1.9  Closing............................................................   4

SECTION 2. STOCKHOLDER APPROVALS............................................   4

SECTION 3. REPRESENTATIONS AND WARRANTIES...................................   5

    3.1 Representations and Warranties of Bear Lake.........................   5
    3.2 Representations and Warranties of Smith & Wesson and SWAC...........  13
    3.3 Representations and Warranties of Principal Stockholders............  15

SECTION 4. COVENANTS........................................................  15

    4.1  Mutual Covenants of the Parties....................................  15
    4.2  Covenants of Bear Lake.............................................  16
    4.3  Environmental Remediation Plan; Environmental Escrow...............  18
    4.4  Filings Under the HSR Act and Other Antitrust Filings..............  24
    4.5  Other Acquisition Proposals........................................  25
    4.6  OSHA Compliance....................................................  26
    4.7  Press Releases and Announcements...................................  26
    4.8  Advice of Changes..................................................  26

SECTION 5. CONDITIONS PRECEDENT TO OBLIGATIONS..............................  26

    5.1  Conditions Precedent to the Obligations of Smith
         & Wesson and SWAC..................................................  26
    5.2  Conditions Precedent to the Obligations of Bear Lake...............  29

SECTION 6. WAIVER, MODIFICATION, ABANDONMENT................................  30

    6.1  Waivers............................................................  30
    6.2  Modification.......................................................  30
    6.3  Abandonment........................................................  30
    6.4  Effect of Abandonment..............................................  31

SECTION 7. INDEMNIFICATION..................................................  31

    7.1  Indemnification by the Principal Stockholders......................  31
    7.2  Notice and Right to Defend Third-Party Claims......................  32
    7.3  Limitations Related to Indemnity...................................  33

SECTION 8. APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE......................  33

    8.1  Appointment........................................................  33
    8.2  Reliance by Stockholders' Representative...........................  34
    8.3  Expenses of Stockholders' Representative...........................  34
    8.4  Indemnification....................................................  34

                               TABLE OF CONTENTS

    8.5  Contribution......................................................   35
    8.6  Approval..........................................................   35

SECTION 9. GENERAL.........................................................   35

    9.1  Indemnity Against Finders.........................................   35
    9.2  Controlling Law...................................................   35
    9.3  Notices...........................................................   35
    9.4  Binding Nature of Agreement; No Assignment........................   37
    9.5  Entire Agreement..................................................   37
    9.6  Paragraph Headings................................................   37
    9.7  Gender............................................................   37
    9.8  Expenses..........................................................   37
    9.9  Validity..........................................................   37
    9.10 Counterparts......................................................   37
    9.11 Attorneys' Fees...................................................   37

EXHIBITS

A    Certificate of Merger
B    Voting Agreement
C    Site Assessment Plan
D    Form of Escrow Agreement

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of December 15, 2006, among SMITH & WESSON HOLDING CORPORATION, a Nevada corporation ("Smith & Wesson"); SWAC-TC, INC., a Delaware corporation, which is a wholly owned subsidiary of Smith & Wesson ("SWAC"); BEAR LAKE ACQUISITION CORP., a Delaware corporation ("Bear Lake"); and TGV PARTNERS-TCA INVESTORS, LLC, E.G. KENDRICK, JR., AND GREGORY J. RITZ, (the "Principal Stockholders").

                                    RECITALS

      WHEREAS, the respective Boards of Directors of Smith & Wesson, SWAC, and Bear Lake have approved this Agreement providing for the merger of SWAC with and into Bear Lake (the "Merger") as a result of which Bear Lake would become a wholly owned subsidiary of Smith & Wesson, upon the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, Smith & Wesson, SWAC, and Bear Lake desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

      WHEREAS, the Principal Stockholders will agree to vote their shares of Common Stock and Preferred Stock of Bear Lake in favor of this Agreement and the transactions provided for herein and to indemnify Smith & Wesson pro rata according to their respective stockholdings in Bear Lake as set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, the parties hereto hereby approve and adopt this Agreement and do mutually covenant and agree as follows:

                                   SECTION 1.
                          MERGER OF SWAC AND BEAR LAKE

            1.1 MERGER. At the Effective Time (as that term is hereinafter defined), SWAC shall be merged with and into Bear Lake, which shall be the surviving corporation, pursuant to the Certificate of Merger attached as Exhibit A hereto (the "Certificate of Merger").

            1.2 EFFECT OF THE MERGER. Upon the Merger becoming effective, the separate existence of SWAC shall cease, and Bear Lake shall succeed to and possess all the properties, rights, privileges, powers, franchises, and immunities, of a public as well as of a private nature, and be subject to all the debts, liabilities, obligations, restrictions, disabilities, and duties of SWAC, all without further act or deed, as provided in Section 251 of the Delaware General Corporation Law.

            1.3 CERTIFICATE OF INCORPORATION AND BYLAWS. The Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Bylaws of Bear Lake shall be amended and restated at the Effective Time to read as did the certificate of incorporation and bylaws of SWAC immediately prior to the Effective Time, except that an amendment of the Certificate of Incorporation shall be effected by the Merger to change the name of Bear Lake to "Thompson Center Holding Corporation."

            1.4 DIRECTORS. The directors of SWAC immediately prior to the Effective Time shall be the directors of Bear Lake as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            1.5 OFFICERS. The officers of Bear Lake immediately prior to the Effective Time, or such other persons as Smith & Wesson shall designate, shall be the officers of Bear Lake until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            1.6 STATUS AND CONVERSION OF SECURITIES.

                  (a) CONVERSION OF BEAR LAKE STOCK INTO RIGHT TO RECEIVE MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.001 per share, of Bear Lake ("Bear Lake Common Stock"), all of the shares of Bear Lake Common Stock issued and outstanding immediately prior to the Effective Time (other than Bear Lake Common Stock owned by SWAC, Dissenting Shares (as that term is hereinafter defined), and Bear Lake Common Stock held in the treasury of Bear Lake), shall be converted into the right to receive in cash, without interest thereon, from Smith & Wesson an aggregate amount of $102,000,000 (the "Merger Consideration") as follows: each holder shall be entitled to such amount per share of Bear Lake Common Stock (the "Per Share Merger Consideration") that is determined by dividing (i) the Merger Consideration less (A) the amount, if any, of any Bear Lake Indebtedness, (B) the amount of any Option Payments (as that term is hereinafter defined), and (C) the amount paid into the Environmental Escrow pursuant to Section 4.3(j), by (ii) the number of shares of Bear Lake Common Stock issued and outstanding immediately prior to the Effective Time; except that any shares of Bear Lake Capital Stock held in the treasury of Bear Lake shall be cancelled and all rights in respect thereof shall cease to exist and no Merger Consideration or other property shall be issued with respect thereto. As of the Effective Time, all shares of Bear Lake Capital Stock (as that term is hereinafter defined) shall no longer be outstanding, shall be automatically cancelled, and shall cease to exist, and each holder of any such shares of Bear Lake Capital Stock shall cease to have any rights with respect thereto, except the right of holders of Bear Lake Common Stock to receive the Merger Consideration.

                  For purposes of this Agreement, "Bear Lake Indebtedness" means
(i)(A) all obligations and amounts payable by Bear Lake and its subsidiaries, including Bear Lake Holdings, Inc., as borrowers to Citizens Bank of Massachusetts and certain of its affiliates (collectively "Citizens Bank") pursuant to the Amended and Restated Loan and Security Agreement entered into on December 2, 2004, as amended to date, under which Citizens Bank extended to Bear Lake a revolving line of credit and a term loan, and pursuant to the Master Equipment Lease Agreement entered into on March 9, 2006 as a financing agreement for certain capital expenditures and (B) all obligations and any amounts payable by Bear Lake and its subsidiaries, including Bear Lake Holdings, Inc., as borrowers to Robert Gustafson and Joseph Behre, former stockholders of Bear Lake Holdings, Inc., pursuant to promissory notes and loan agreements entered into on December 2, 2004, including, in each case, all interest, charges, fees, or other amounts, including prepayment penalties, which become due as a result of the consummation of the Merger; and (ii) all unpaid management and similar fees payable to certain Principal Stockholders and their affiliates, all unpaid costs and amounts payable pursuant to the termination of the employment agreement with Gregg Ritz, and any other obligation or amount payable to any Principal Stockholder or its affiliates.

                  (b) EXCHANGE OF CERTIFICATES. At the Effective Time, each holder of an outstanding certificate or certificates theretofore representing Bear Lake Common Stock ("Bear Lake Stock Certificates"), upon surrender thereof to Smith & Wesson, shall be entitled to receive in exchange therefor the portion of the Merger Consideration that the Bear Lake Common Stock theretofore represented by such surrendered certificate or certificates shall have been converted into the right to receive. Until so surrendered, each outstanding Bear Lake Stock Certificate theretofore representing Bear Lake Common Stock shall be deemed after the Effective Time for all purposes only to have the right to receive the applicable portion of the Merger Consideration.

                  (c) CONVERSION OF SWAC CAPITAL STOCK. As of the Effective Time, each issued and outstanding share of common stock of SWAC, par value $.001, shall be converted into one newly issued share of Bear Lake Common Stock.

                  (d) OPTIONS TO PURCHASE BEAR LAKE COMMON STOCK. Each outstanding option, right, award, or instrument to purchase or otherwise acquire Bear Lake Common Stock ("Bear Lake Options"), whether or not vested, exercisable, or convertible, shall be terminated, shall cease to exist, shall be null and void, and shall have no right to receive any Merger Consideration. In consideration for such termination, each holder of a Bear Lake Option shall be entitled to receive in cash, in payment therefor, that amount equal to (i) the total number of shares of Bear Lake Common Stock subject to the Bear Lake Option multiplied by the Per Share Merger Consideration, less (ii) the total number of shares of Bear Lake Common Stock subject to the Bear Lake Option multiplied by the per share exercise price of such Bear Lake Option (the "Option Payments"). Prior to the Effective Time, Bear Lake shall enter into an agreement, in a form reasonably satisfactory to Smith & Wesson, with each holder of a Bear Lake Option providing for the termination of such Bear Lake Option effective as of the Effective Time, in exchange for the payment provided for in this Section 1.6(d). Bear Lake shall take such actions as are necessary or required, including under the Bear Lake Acquisition Corp. 2005 Stock Incentive Plan, to provide for the termination of the Bear Lake options in exchange for the cash payment provided for in this Section 1.6(d) and shall provide evidence, in a form reasonably satisfactory to Smith & Wesson, of such actions.

                  (e) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Bear Lake Common Stock issued and outstanding immediately prior the Effective Time and held by any stockholder that did not vote in favor of the Merger and that complies with Section 262 of the Delaware General Corporation Law (the "Dissenting Shares") shall not be converted into the right to receive any Merger Consideration, but instead shall be converted into the right to receive such consideration as may be determined to be due such holder pursuant to the Delaware General Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal under the

Delaware General Corporation Law, that holder's Bear Lake Common Stock shall thereupon be converted into the right to receive, as of the Effective Time, the applicable portion of the Merger Consideration without any interest. Bear Lake shall give Smith & Wesson (i) prompt notice of any written demands for appraisal of Bear Lake Common Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the Delaware General Corporation Law and received by Bear Lake relating to stockholders' rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. Bear Lake shall not, except with the prior written consent of Smith & Wesson, voluntarily make any payment with respect to any demands for appraisal of Bear Lake Common Stock, offer to settle or settle any demands, or approve any withdrawal of any such demands.

            1.7 FURTHER DOCUMENTS. From time to time, on and after the Effective Time, as and when requested by Smith & Wesson, the appropriate officers and directors of Bear Lake as of the Effective Time shall, for and on behalf and in the name of Bear Lake or otherwise, execute and deliver all such deeds, bills of sale, assignments, and other instruments and shall take or cause to be taken such further or other actions as Smith & Wesson may deem reasonably necessary or desirable in order to confirm of record or otherwise to Smith & Wesson or Bear Lake title to and possession of all of the properties, rights, privileges, powers, franchises, and immunities of Bear Lake and otherwise to carry out fully the provisions and purposes of this Agreement.

            1.8 EFFECTIVE TIME. The Merger shall become effective on such date (the "Effective Time") as of which all applicable legal requirements have been fulfilled to consummate the Merger. The parties shall use their best efforts to consummate the Merger within five business days following the satisfaction of all conditions precedent that shall not have been waived.

            1.9 CLOSING. Subject to the fulfillment or waiver of the conditions set forth in Section 5, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig LLP, 2375 East Camelback Road, Phoenix, Arizona at 9:00 a.m., local time, on the date on which the Effective Time is expected to occur or other date or time as may be determined by the parties.

                                   SECTION 2.
                              STOCKHOLDER APPROVALS

            Meetings or written consents of the stockholders of SWAC and Bear Lake shall be held or obtained in accordance with the applicable provisions of the Delaware General Corporation Law, on or before December 22, 2006, in each case, among other things, to consider and act upon the adoption of this Agreement (except, in the case of SWAC, the adoption of this Agreement may be consented to in writing by Smith & Wesson, as the sole stockholder of SWAC, on or before that date). As a further inducement to the parties to enter into this Agreement, the Principal Stockholders are separately agreeing to vote the Bear Lake Capital Stock owned by them in favor of this Agreement and the transactions contemplated hereby pursuant to the Voting Agreement constituting Exhibit B hereto.

                                   SECTION 3.
                         REPRESENTATIONS AND WARRANTIES

            3.1 REPRESENTATIONS AND WARRANTIES OF BEAR LAKE. Except as otherwise set forth in the Bear Lake Disclosure Schedule heretofore delivered by Bear Lake to Smith & Wesson, Bear Lake represents and warrants to Smith & Wesson and SWAC as follows:

                  (a) DUE INCORPORATION, GOOD STANDING, AND QUALIFICATION. Each of Bear Lake and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. As used in this Agreement with reference to Bear Lake, the term "subsidiaries" shall include all direct or indirect subsidiaries of Bear Lake, including its wholly owned subsidiary, Thompson/Center Arms Company, Inc. Neither Bear Lake nor any subsidiary of Bear Lake is subject to any material liability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction.
Schedule 3.1(a) hereto sets forth, as of the date of this Agreement, each jurisdiction in which Bear Lake or any subsidiary of Bear Lake is qualified to do business.

                  (b) CORPORATE AUTHORITY. Bear Lake has the corporate power and authority to enter into this Agreement and, subject to the requisite approval of the Bear Lake stockholders, to carry out the transactions contemplated hereby. The Board of Directors of Bear Lake has duly authorized the execution, delivery, and performance of this Agreement. Other than stockholder approvals, no other corporate proceedings on the part of Bear Lake or its subsidiaries are necessary to authorize the execution and delivery by Bear Lake of this Agreement or the consummation by Bear Lake of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Bear Lake and, assuming due authorization, execution, and delivery hereof by each of the other parties hereto, constitutes a legal, valid, and binding agreement of Bear Lake, enforceable against Bear Lake in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

                  (c) CAPITAL STOCK. As of the date hereof, Bear Lake has authorized capital stock consisting of 5,455 shares of preferred stock, $.001 par value (the "Bear Lake Preferred Stock," and collectively with the Bear Lake Common Stock referred to as the "Bear Lake Capital Stock"), of which 5,445 shares are issued and outstanding, and 10,000 shares of Bear Lake Common Stock, $.001 par value, none of which are issued and outstanding. As of such date,
830.363 shares of Bear Lake Common Stock are reserved for issuance upon the terms of outstanding Bear Lake Options. All of the issued and outstanding shares of capital stock of Bear Lake and of each of its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, the Principal Stockholders own all of the outstanding shares of Bear Lake Capital Stock.

                  (d) OPTIONS, WARRANTS, AND RIGHTS. Neither Bear Lake nor any subsidiary of Bear Lake has outstanding any options, rights, awards, or instruments to purchase or otherwise acquire any shares of its capital stock, other than as set forth in Schedule 3.1(d) hereto.

                  (e) SUBSIDIARIES. Schedule 3.1(e) hereto sets forth, as of the date of this Agreement, (i) the name, jurisdiction of incorporation, and list of stockholders of each subsidiary of Bear Lake, and (ii) the name and a description of every other person, corporation, partnership, joint venture, or other business association in which Bear Lake directly or indirectly owns a material interest. The outstanding shares of capital stock of the subsidiaries of Bear Lake are owned by Bear Lake free and clear of all claims, liens, charges, and encumbrances. Bear Lake does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any corporation or other business.

                  (f) FINANCIAL STATEMENTS. The Consolidated Balance Sheet of Bear Lake Holdings, Inc. and its subsidiaries as of December 31, 2003 and the related Consolidated Statements of Income and Retained Earnings and Cash Flows, and all related schedules and notes to the foregoing, have been audited by Nathan Wechsler & Company Professional Association; the Consolidated Balance Sheet of Bear Lake Holdings, Inc. and its subsidiaries as of December 5, 2004 and the related Consolidated Statements of Income and Retained Earnings and Cash Flows, and all related schedules and notes to the foregoing, have been audited by Grant Thornton LLP, registered independent public accountants; and the Consolidated Balance Sheets of Bear Lake and its subsidiaries for the period December 5, 2004 to December 31, 2004 and as of December 31, 2005, and the related Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholders' Equity, and Consolidated Statements of Cash Flows for such periods and all related schedules and notes to the foregoing, have been audited by Grant Thornton LLP, registered independent public accountants; and the Consolidated Balance Sheet of Bear Lake and subsidiaries as of September 30, 2006, and the Consolidated Statements of Operations, Changes in Stockholders' Equity, and Cash Flows of Bear Lake and its subsidiaries for the nine months ended September 30, 2006, and all related schedules and notes to the foregoing, have been prepared by Bear Lake without audit. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with generally accepted accounting principles), and fairly present, in all material respects, the financial position, results of operations, and changes in financial position of Bear Lake and its subsidiaries as of their respective dates and for the periods indicated.

                  (g) NO MATERIAL CHANGE. Since December 31, 2005, there has not been and, to the knowledge of Bear Lake, there is not threatened (i) any Material Adverse Effect (as that term is hereinafter defined); (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Bear Lake or any subsidiary of Bear Lake that materially affects or impairs the ability of Bear Lake and its subsidiaries to conduct their business as a whole; or (iii) any mortgage or pledge of any material amount of the assets or properties of Bear Lake or any subsidiary of Bear Lake, or any indebtedness incurred by Bear

Lake or any subsidiary of Bear Lake, other than indebtedness, not material in the aggregate, incurred in the ordinary course of business. For purposes of this Agreement, "Material Adverse Effect" means any material adverse effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of Bear Lake and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect: changes, events, circumstances, or effects caused by (A) changes in general economic or market conditions (except to the extent those changes have a materially disproportionate effect on Bear Lake and its subsidiaries relative to other similarly situated persons in the industries in which they operate), (B) compliance with the terms and conditions of this Agreement, (C) the public announcement of the transactions contemplated by this Agreement, or (D) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

                  (h) TITLE TO PROPERTIES. Each of Bear Lake and its subsidiaries has good and marketable title to all of its real and personal assets and properties, including all assets and properties reflected in the Consolidated Balance Sheet of Bear Lake and its subsidiaries as of December 31, 2005 (the "Bear Lake Base Balance Sheet"), or acquired subsequent to the date of the Bear Lake Base Balance Sheet, except assets or properties disposed of subsequent to that date in the ordinary course of business or as contemplated by this Agreement. Such assets and properties are not subject to any mortgage, pledge, lien, claim, encumbrance, charge, security interest, title retention, or other security arrangement (each a "Lien" and collectively, the "Liens"), except for (i) statutory liens not yet delinquent that are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (ii) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iii) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carriers', and other similar liens arising in the ordinary course of business, (iv) any Liens that do not materially adversely affect the use of any property or asset for its intended purposes, and (v) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect (collectively, the "Permitted Liens"). All leases pursuant to which Bear Lake or any subsidiary of Bear Lake leases any substantial amount of real or personal property are valid and effective in accordance with their respective terms. Schedule 3.1(h) hereto sets forth, as of the date hereof, the location, physical description, basis of occupancy, ownership, and terms of any mortgages or leases with respect to the properties used in the conduct of the business of Bear Lake or any of its subsidiaries.

                  (i) CONDITION OF ASSETS AND PROPERTIES. Except as would not have a Material Adverse Effect, the buildings, equipment, machinery, fixtures, furniture, furnishings, office equipment, and all other tangible personal assets and properties presently used in, or necessary for the operation of, the business of Bear Lake or its subsidiaries, do not require any repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair.

                  (j) LITIGATION. There are no actions, suits, proceedings, or other litigation pending or, to the knowledge of Bear Lake, threatened against Bear Lake or any of its subsidiaries, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Bear Lake or its subsidiaries, would individually or in the aggregate have a Material Adverse Effect. Neither Bear Lake nor any subsidiary of Bear Lake is a party to any decree, order, or arbitration award (or agreement entered into in any administrative, judicial, or arbitration proceeding with any governmental authority) with respect to or affecting any of its assets or properties or the use thereof or the conduct of its business. Neither Bear Lake nor any subsidiary of Bear Lake has admitted to any liability or any set of facts, conditions, or circumstances that establishes any product defect or other malfunction, condition, circumstance, or set of facts determined under any law or contractual, equitable, or other legal theory to cause, result in, or contribute to injury, death, or other damages (a "Product Defect"), and there has not been any adverse judgment against Bear Lake or any subsidiary of Bear Lake that establishes any such liability or facts, conditions, or circumstances. There are no material claims pending, anticipated or, to the knowledge of Bear Lake, threatened against Bear Lake or any subsidiary of Bear Lake with respect to a Product Defect.

                  (k) LICENSES AND PERMITS. Neither Bear Lake nor any subsidiary of Bear Lake is subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. Each of Bear Lake and its subsidiaries has all licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of all assets and properties and the premises occupied by it. Schedule 3.1(k) hereto sets forth, as of the date hereof, a true, correct, and complete list of all licenses, permits, franchises, certificates, consents, approvals, and authorizations necessary for the conduct of the business of Bear Lake and its subsidiaries.

                  (l) INTELLECTUAL PROPERTY. Each of Bear Lake and its subsidiaries owns or holds all of the rights to use all patents, trademarks, copyrights, trade names, trade secrets, logos, fictitious names, service marks, and slogans that are used in or necessary to the operation of its business, except where such failure to own or have the right to use such intellectual property would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 3.1(l) hereto constitutes, as of the date hereof, a true, complete, and correct list of all of the intellectual property owned or used by Bear Lake or any subsidiary of Bear Lake. To the knowledge of Bear Lake, none of the matters covered by the intellectual property, nor any of the products or services sold or provided by Bear Lake or any subsidiary of Bear Lake, nor any of the processes used or the business practices followed by Bear Lake or any subsidiary of Bear Lake, infringes, or has infringed within the past seven years, upon any patent, trademark, trademark right, trade name, trade name right, trade secret, logo, fictitious name, service mark, slogan, or copyright owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. Neither Bear Lake nor any subsidiary of Bear Lake is, and following the Effective Time Smith & Wesson will not be, obligated to pay any royalty or other payment with respect to any intellectual property. To the knowledge of Bear Lake, no person or entity is producing, providing, selling, or using products or services that would constitute an infringement of any intellectual property of Bear Lake or any of its subsidiaries.

                  (m) NO VIOLATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Bear Lake or any subsidiary of Bear Lake of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter or bylaw of Bear Lake or any subsidiary of Bear Lake; (ii) any stockholders' agreement, voting trust, proxy, or other similar agreement of Bear Lake; (iii) any loan agreement, indenture, lease, or mortgage of Bear Lake or any subsidiary of Bear Lake; (iv) any provision or restriction of any lien, lease agreement, contract, or instrument to which Bear Lake or any subsidiary of Bear Lake is a party or by which any of them is bound; or (v) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Bear Lake or any subsidiary of Bear Lake is subject or by which Bear Lake or any subsidiary of Bear Lake is bound, except, with respect to clauses (iii) through
(v), for any such violations, breaches, defaults or conflicts, acceleration, or other occurrences, which would not, individually or in the aggregate, have a Material Adverse Effect. Neither the execution and delivery by Bear Lake of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any Lien with respect to any of the stock or assets or properties of any of Bear Lake or any subsidiary of Bear Lake.

                  (n) TAXES. Bear Lake has duly filed in correct form all Tax Returns (as defined below) relating to the activities of Bear Lake and its subsidiaries required or due to be filed (with regard to applicable extensions) on or prior to the date hereof. All such Tax Returns are complete and accurate in all material respects, and Bear Lake has paid or made provision for the payment of all Taxes (as defined below) that have been incurred or are due or claimed to be due from Bear Lake or any of its subsidiaries by foreign, federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to Smith & Wesson. The amounts set up as reserves for Taxes on the books of Bear Lake and its subsidiaries are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for Taxes or assessments are being asserted or, to the knowledge of Bear Lake, threatened against Bear Lake or any of its subsidiaries. Bear Lake has furnished to Smith & Wesson a copy of all Tax Returns filed for it or its subsidiaries within the five-year period prior to the date of the Agreement. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, imposed by the United States or any state, local, or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, or additions to tax attributable to such assessments or to the failure to file any Tax Return; and the term "Tax Return" shall mean any report, return, or other information required to be supplied to a taxing authority or required by a taxing authority to be supplied to any other person.

                  (o) ACCOUNTS RECEIVABLE. Each account receivable of Bear Lake or any subsidiary of Bear Lake has been acquired in the ordinary course of business, is valid and enforceable, and is fully collectible, subject to no known defenses, setoffs, or counterclaims, except to the extent of the reserve reflected in the books of Bear Lake and its subsidiaries or in such other amount that is not material in the aggregate.

                  (p) CONTRACTS. Neither Bear Lake nor any subsidiary of Bear Lake is a party to (i) any plan or contract providing for bonuses, incentives, pensions, stock options, stock purchases, deferred compensation, retirement payments, pension, profit sharing, or welfare benefits; (ii) any plan or agreement providing for fringe benefits to present or former employees, including sick leave, severance pay, medical, hospitalization, life insurance, or related benefits; (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations, excepting, in each case, items included within aggregate amounts disclosed or reflected in the Bear Lake Base Balance Sheet; (iv) any employment, consulting, or other similar arrangement not terminable by it upon 30 days or less notice without penalty to it or that provides for payments upon or after termination; (v) any contract or agreement, including any purchase commitment with a supplier, creating an obligation of $50,000 or more; (vi) any mortgage, deed of trust, pledge agreement, security agreement, lease, or other contract or agreement, which by its terms does not terminate or is not terminable by it without penalty to it; (vii) any loan agreement, letter of credit, financing agreement, indenture, promissory note, or other similar type of arrangement; or (viii) any contract (other than those described in clauses (i) through (vii)) that by its operation or termination would have a Material Adverse Effect (all of the foregoing, collectively, the "Contracts"). All Contracts to which Bear Lake or any subsidiary of Bear Lake is a party are valid and enforceable in accordance with their terms, except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally, and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and Bear Lake, its subsidiaries, and all other parties to each of the foregoing have performed all obligations required to be performed to date and have waived no rights thereunder. Neither Bear Lake nor any subsidiary of Bear Lake has received any written notice of any default under (or any condition which with the passage of time or the giving of notice would cause such a default under) any Contract. Neither Bear Lake nor any subsidiary of Bear Lake is bound by any agreement or arrangement to sell or provide goods or services at prices below the prevailing market prices therefor or to purchase goods or services at prices above the then prevailing market prices therefor. To the knowledge of Bear Lake, no manufacturer for or supplier to Bear Lake or any of its subsidiaries has threatened to terminate their business relationship with Bear Lake or any of its subsidiaries which termination would not result in a Material Adverse Effect.

                  (q) COMPLIANCE WITH LAW AND OTHER REGULATIONS.

                        (i) GENERAL. Each of Bear Lake and its subsidiaries is in compliance in all material respects with all requirements of foreign, federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it, including without limitation under any Occupational Safety and Health Administration ("OSHA") requirements, but excluding Environmental Laws (as defined in Section 4.3(m)(iv)). Without limiting the foregoing, each of Bear Lake and its subsidiaries has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith except where the failure to obtain such licenses, permits, certificates, and authorizations would not, individually or in the aggregate, have a Material Adverse Effect, and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. Neither Bear Lake nor any subsidiary of Bear Lake has received any notice from any foreign, federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building, or zoning law, or requirement of any public authority or body. Bear Lake makes no representation or warranty regarding compliance with any Environmental Laws.

                  (r) EMPLOYEE BENEFIT AND EMPLOYMENT MATTERS.

                        (i) ERISA MATTERS. For purposes of this Agreement, "Company Benefit Plan" means any plan, program, policy, practice, contract, agreement, or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, or other employee benefits or remuneration of any kind, whether written, unwritten, or otherwise, funded or unfunded, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by Bear Lake, any subsidiary or affiliate of Bear Lake, or any predecessor of Bear Lake or any subsidiary of Bear Lake for the benefit of any employee of Bear Lake or any subsidiary of Bear Lake, or with respect to which Bear Lake, any subsidiary of Bear Lake, or any affiliate of Bear Lake has or may have any liability or obligation. To Bear Lake's knowledge, each of Bear Lake, its subsidiaries, and its affiliates have substantially performed all material obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by, any other party to, the material terms of any Company Benefit Plan. Each Company Benefit Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with applicable laws, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). Any Company Benefit Plan intended to be qualified under section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Neither Bear Lake nor any subsidiary or affiliate of Bear Lake has maintains, sponsors, participates in, or contributes to, or has maintained, sponsored, or contributed to (or is in the process of establishing), and has no liability under any (i) Company Benefit Plan subject to Title IV of ERISA, (ii) "multiemployer plan" within the meaning of Section
(3)(37) of ERISA, (iii) any Company Benefit Plan in which stock of Bear Lake, its subsidiaries, or its affiliates is or was held as a plan asset, (iv) plan or arrangement subject to the laws of a country other than the United States, or
(v) any plan or arrangement that provides for any payments or benefits after termination of employment (except as required by applicable law). Schedule 3.1(r)(i) hereto contains a list as of the date hereof, complete and accurate in all material respects, of each Company Benefit Plan and Bear Lake has furnished to Smith & Wesson true and complete copies of each such Company Benefit Plan. To Bear Lake's knowledge, no "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan. There are no claims or legal actions pending, or to Bear Lake's knowledge, threatened (other than routine claims for benefits), against any Company Benefit Plan or against the assets of any Company Benefit Plan. There are no audits, inquiries, or proceedings pending or threatened by the Internal Revenue Service, the Department of Labor, or any other governmental authority with respect to any Company Benefit Plan. Bear Lake, Company, its subsidiaries, and its affiliates have made all contributions and other payments required by and due under the terms of each Company Benefit Plan.

                        (ii) LABOR MATTERS. Each of Bear Lake and its subsidiaries has complied in all material respects with all other applicable foreign, federal, state, and local laws, rules, regulations, and ordinances, relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and neither Bear Lake nor any subsidiary of Bear Lake is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time. Neither Bear Lake nor any subsidiary of Bear Lake is a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or, to the knowledge of Bear Lake, threatened against Bear Lake or any subsidiary of Bear Lake. There is not pending or, to the knowledge of Bear Lake, threatened any (A) labor dispute, grievance, strike, or work stoppage involving any of the employees of Bear Lake or any subsidiary of Bear Lake, (B) charge or complaint against or involving any employees of Bear Lake or any subsidiary of Bear Lake by the National Labor Relations Board, the Department of Labor, OSHA, or any similar foreign, federal, state, or local board or agency, or (C) unfair employment or labor practice charges by or on behalf of any employee of Bear Lake or any subsidiary of Bear Lake.

                        (iii) ARRANGEMENTS WITH EMPLOYEES. The employment of each employee of Bear Lake or any subsidiary of Bear Lake is terminable at will without cost to Bear Lake or any subsidiary of Bear Lake. Bear Lake has delivered to Smith & Wesson a true and complete schedule of the salaries or other compensation and personal benefits paid to or accrued for all officers of Bear Lake and its subsidiaries as of the date of this Agreement.

                  (s) NO PAYMENTS TO DIRECTORS, OFFICERS, STOCKHOLDERS, OR OTHERS. Since the date of the Bear Lake Base Balance Sheet, there has not been any purchase or redemption of any shares of capital stock of Bear Lake or any subsidiary of Bear Lake or any transfer, distribution, or payment by Bear Lake or its subsidiaries, directly or indirectly, of any assets or properties to any director, officer, stockholder, or other person, other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on the date of the Bear Lake Base Balance Sheet.

                  (t) NO PROHIBITED PAYMENTS. Neither Bear Lake, nor any subsidiary of Bear Lake, nor, to the knowledge of Bear Lake, any officer, director, employee, independent contractor, or agent, acting on behalf of Bear Lake or any subsidiary of Bear Lake, has at any time (i) made any contributions to any candidate for political office in violation of law or failed to disclose fully any contributions to any candidate for political office in accordance with any applicable statute, rule, regulation, or ordinance requiring such disclosure; (ii) made any payment to any local, state, federal, or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law;
(iii) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which Bear Lake or any subsidiary of Bear Lake sells products or renders services or from which Bear Lake or any subsidiary of Bear Lake buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to Bear Lake or any subsidiary of Bear Lake; or (iv) engaged in any transaction, maintained any bank account, or used any corporate funds, except for transactions, bank accounts, and funds that have been and are reflected in the normally maintained books and records of Bear Lake or any subsidiary of Bear Lake.

                  (u) GOVERNING DOCUMENTS AND MINUTE BOOKS. Bear Lake has previously delivered to Smith & Wesson true and complete copies of the certificate of incorporation and bylaws of Bear Lake and its subsidiaries as currently in effect. The minute book of Bear Lake contains complete and accurate records of all meetings and other corporate actions held or taken by its Boards of Directors (or committees of the Boards of Directors) and stockholders of Bear Lake since its incorporation.

                  (v) INSURANCE. Each of Bear Lake and its subsidiaries maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are adequate, in the reasonable judgment of Bear Lake management, for the businesses engaged in by it. Schedule 3.1(v) hereto sets forth, as of the date hereof, a complete and accurate list of each insurance policy maintained by Bear Lake or any of its subsidiaries, copies of which have been furnished to Smith & Wesson.

                  (w) LIST OF ACCOUNTS. Schedule 3.1(w) hereto contains a list of all bank and securities accounts and all safe deposit boxes, maintained by Bear Lake or any of its subsidiaries, and a listing of all authorized signatories to such accounts or safe deposit boxes.

                  (x) ACCURACY OF STATEMENTS. Neither this Agreement nor any other agreement, instrument, certificate, or other document to be entered into in connection with this Agreement contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading. Notwithstanding the foregoing or any other provision of this Agreement, Bear Lake does not make any representation or warranty regarding any forward-looking information regarding Bear Lake, including any such information contained in any strategic plans, operating budgets, financial projections, or other document that may have been disclosed to Smith & Wesson by Bear Lake.

            3.2 REPRESENTATIONS AND WARRANTIES OF SMITH & WESSON AND SWAC. Except as otherwise set forth in the Smith & Wesson Disclosure Schedule heretofore delivered by Smith & Wesson to Bear Lake, Smith & Wesson and SWAC jointly and severally represent and warrant to Bear Lake as follows:

                  (a) DUE INCORPORATION, GOOD STANDING AND QUALIFICATION. Each of Smith & Wesson and its subsidiaries (including SWAC) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. SWAC is a wholly owned subsidiary of Smith & Wesson and, apart from matters arising under this Agreement, has no significant assets, liabilities, or business. As used in this Agreement with reference to Smith & Wesson, the term "subsidiaries" shall include SWAC and all other direct or indirect subsidiaries of Smith & Wesson as of the date of this Agreement.

            (b) CORPORATE AUTHORITY. Each of Smith & Wesson and SWAC has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Except for the approval by Smith & Wesson as the sole stockholder of SWAC, the Boards of Directors of each of Smith & Wesson and SWAC has duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of Smith & Wesson or SWAC are necessary to authorize the execution and delivery by Smith & Wesson and SWAC of this Agreement or the consummation by Smith & Wesson or SWAC of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Smith & Wesson and SWAC and, assuming the due authorization, execution, and delivery hereof by each of the other parties hereto, constitutes a legal, valid, and binding agreement of Smith & Wesson and SWAC, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (c) NO VIOLATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Smith & Wesson or SWAC of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to
(i) any provision or restriction of any charter or bylaw of Smith & Wesson or SWAC; (ii) any stockholders' agreement, voting trust, proxy, or other similar agreement; (iii) any loan agreement, indenture, lease, or mortgage of Smith & Wesson or SWAC; (iv) any provision or restriction of any lien, lease agreement, contract, or instrument to which Smith & Wesson or SWAC is a party or by which either of them is bound; or (v) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Smith & Wesson or SWAC are subject or by which Smith & Wesson or SWAC is bound, except, with respect to clauses (iii) through
(v), for any such violations, breaches, defaults or conflicts, acceleration, or other occurrences, which would not, individually or in the aggregate, have a material adverse effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of Smith & Wesson and its subsidiaries, taken as a whole, provided, however, that in no event shall any shall any of the following be taken into account in determining whether there has been or will be a material adverse effect on Smith & Wesson and its subsidiaries: changes, events, circumstances, or effects caused by (A) changes in general economic or market conditions (except to the extent those changes have a materially disproportionate effect on Smith & Wesson and its subsidiaries relative to other similarly situated persons in the industries in which they operate), (B) compliance with the terms and conditions of this Agreement, (C) the public announcement of the transactions contemplated by this Agreement or
(D) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

            (d) ACCURACY OF STATEMENTS. Neither this Agreement nor any other agreement, instrument, certificate, or other document to be entered into in connection with this Agreement contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

            (e) AVAILABLE FUNDS. Smith & Wesson has, or will have immediately prior to Closing, sufficient funds available to it to pay the Merger Consideration in accordance with this Agreement.

      3.3 REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDERS. Each Principal Stockholder severally as to such Principal Stockholder and not jointly with any other Principal Stockholder represents and warrants to Smith & Wesson and SWAC as follows:

            (a) AUTHORITY. Such Principal Stockholder has all requisite power and authority to enter into this Agreement and to fulfill such Principal Stockholder's obligations under this Agreement. This Agreement has been duly executed and delivered by and constitutes a legal, valid, and binding agreement of such Principal Stockholder enforceable against such Principal stockholder in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws nor or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defines and to the discretion of the court before which nay proceeding therefor may be brought.

            (b) NO VIOLATION. The execution, delivery, and performance by such Principal Stockholder will not violate or result in a breach by such Principal Stockholder of, a constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any governing instrument or document of such Principal Stockholder; (ii) any stockholders' agreement, voting trust, proxy, or other similar agreement; (iii) any loan agreement, indenture, lease, or mortgage to which such Principal Stockholder is a party or by which such Principal Stockholder is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, regulation, or other restriction of any kind or character to which any assets or properties of such Principal Stockholder is subject or by which such Principal stockholder is bound, except with respect to clauses (iii) through (iv), for any such violations, breaches, defaults or conflicts, acceleration, or other occurrences, which would not, individually or in the aggregate, have a material adverse effect on the business, assets, properties, or operations, or on the condition, financial or otherwise, of such Principal Stockholder.

                                   SECTION 4.
                                    COVENANTS

      4.1 MUTUAL COVENANTS OF THE PARTIES.

            (a) BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement agrees to use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable, or advisable under applicable laws, so as to enable the parties to consummate, as soon as practicable, the Merger and the other transactions contemplated hereby that are required to be performed prior to or at the Effective Time, including the satisfaction of the conditions set forth in this Agreement, and the parties shall cooperate fully with each other to that end.

            (b) APPROPRIATE ACTIONS; CONSENTS; FILINGS. Each of the parties to this Agreement shall use their best efforts to (i) obtain from any domestic or foreign governmental, administrative, judicial or regulatory authority, agency, governmental, administrative, judicial or regulatory authority, agency, commission, body, court, or other legislative, executive, or judicial governmental entity (each a "Governmental Entity" and collectively, the "Governmental Entities") any consents, approvals, authorizations, permits, or orders of Governmental Entities that are required by applicable law to be obtained to permit the parties to consummate the Merger (collectively, the "Government Approvals") required to be obtained or made by parties, or to avoid or cause to be withdrawn or terminated, without prejudice to the parties, any action or proceeding by any Governmental Entity, in connection with the authorization, execution, and delivery of this Agreement and the consummation of the Merger; and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger under any applicable laws; provided, that the parties to this Agreement shall cooperate with each other in connection with the preparation and making of all such filings, including, if requested and subject to applicable laws regarding the exchange of information by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable changes suggested in connection therewith provided that the reviewing party agrees to act reasonably and as promptly as practicable. As promptly as practicable after the date of this Agreement, Bear Lake shall provide to Smith & Wesson the audited consolidated financial statements of Bear Lake and its subsidiaries as of and for the nine months ended September 30, 2006, which financial statements will comply as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission with respect thereto. Smith & Wesson shall, within five (5) days after receipt of each invoice submitted by Bear Lake to Smith & Wesson, pay the fees of Grant Thornton, LLP ("Grant Thornton"), the independent registered public accounting firm of Bear Lake, for the review and audit of the foregoing financial statements of Bear Lake.

            4.2 COVENANTS OF BEAR LAKE. Bear Lake agrees that, unless permitted by this Agreement, required by applicable law, or Smith & Wesson otherwise agrees in writing, prior to the Effective Time, it will use its best efforts to comply and cause its subsidiaries to comply with the following:

                  (a) PRESERVATION OF BUSINESS. Bear Lake shall use its best efforts to (i) preserve intact the present business organization of Bear Lake and its subsidiaries; (ii) preserve the present goodwill and advantageous relationships of Bear Lake and its subsidiaries with all persons having business dealings with Bear Lake or its subsidiaries; and (iii) preserve and maintain in full force and effect all licenses, registrations, franchises, patents, trademarks, copyrights, and other similar rights of Bear Lake and its subsidiaries. Bear Lake and its subsidiaries shall maintain in full force and effect all forms of insurance that they are presently carrying.

                  (b) ORDINARY COURSE. Bear Lake and its subsidiaries shall operate their businesses only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, neither Bear Lake nor any subsidiary of Bear Lake shall (i) encumber or mortgage any of its material assets or properties; (ii) incur any obligation (contingent or otherwise) or purchase or acquire, or transfer or convey, any material assets or properties or enter into any transaction or make or enter into any contract or commitment, except in the ordinary course of business; (iii) acquire any stock or other equity interest in any corporation, trust, or other entity; (iv) create, incur, or assume any indebtedness for borrowed money, except in the ordinary course of business, or incur, assume, or become subject, whether directly or indirectly, by way of guaranty or otherwise, to any obligation or liability (whether absolute, accrued, contingent, or otherwise and whether due or to become due) other than obligations or liabilities incurred in the ordinary course of business; (v) fail to discharge or to satisfy any lien, claim, or encumbrance or fail to pay or satisfy any claim, obligation, or liability (whether absolute, accrued, contingent, or otherwise) when the same shall become due and payable; (vi) sell, lease, assign, transfer, or otherwise dispose of any asset or property having a book value in excess of $50,000 individually or $100,000 in the aggregate, except for sales of inventory in the ordinary course of business; (vii) knowingly permit or allow any material asset or property to be subjected to any Lien (other than Permitted Liens) or enter into any conditional sale or other title retention agreement with respect to any material asset or property; (viii) change in any material respect the accounting methods or practices followed by Bear Lake or any subsidiary of Bear Lake, except as required by generally accepted accounting principles or by a Governmental Entity; (ix) enter into any agreement with any labor union or association representing any employee of Bear Lake or any subsidiary of Bear Lake; (x) enter into, amend, terminate or fail to renew any material contract, except in the ordinary course of business; (xi) make any capital expenditures, capital additions, or capital improvements in excess of $50,000 individually or $100,000 in the aggregate, other than capital expenditures, capital additions, or capital improvements contemplated in Bear Lake's 2006 operating budget, a copy of which has been furnished to Smith & Wesson; (xii) make or revoke any material tax election, other than consistent with past practice, unless required by applicable law, or resolve any tax audit or other similar proceeding in respect of material taxes paid by Bear Lake or any subsidiary of Bear Lake; (xiii) waive or settle any material claims or rights relating to the business of Bear Lake or of any subsidiary of Bear Lake;
(xiv) transfer to or license any person or otherwise extend, modify, or amend in any material respect, any rights to intellectual property, other than in the ordinary course of business; or (xv) take any actions outside the ordinary course of business designed to increase Bear Lake's cash position prior to the Effective Time. Notwithstanding anything in this Agreement to the contrary, Bear Lake (or any of its subsidiaries) shall be entitled to effect a distribution prior to the Effective Time of those certain real properties located at Route 11, Farmington, New Hampshire and consisting of an aggregate of 94.6 acres, and Nadeau Drive, Gonic, New Hampshire and consisting of 17.5 acres, each currently held in the name of O.L. Development, Inc. (the "Permitted Distribution").

                  (c) BOOKS AND RECORDS. Bear Lake and its subsidiaries shall maintain their books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years.

                  (d) COMPLIANCE WITH LAW. Bear Lake and its subsidiaries shall comply in all material respects with all laws, regulations, and rules applicable by them, the conduct of their business, and the ownership or use of their assets and properties.

                  (e) NO ORGANIC CHANGE. Neither Bear Lake nor any subsidiary of Bear Lake shall (i) amend its certificate of incorporation or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; or (iii) merge or consolidate with any other corporation, trust, or other entity or change the character of its business.

                  (f) NO ISSUANCE BY BEAR LAKE OF SHARES, OPTIONS, OR OTHER RIGHTS. Neither Bear Lake nor any subsidiary of Bear Lake shall (i) issue any shares of capital stock except pursuant to the terms of Bear Lake Options; or (ii) grant any option, warrant, instrument, or other right to purchase or acquire shares of capital stock of Bear Lake or any of its subsidiaries.

                  (g) COMPENSATION. Neither Bear Lake nor any subsidiary of Bear Lake shall (i) increase the compensation payable to any officer or to other senior management personnel, except in accordance with normal and customary practice; or (ii) establish or change any Company Benefit Plan, except for insubstantial changes necessary to comply with the minimum requirements of the Code or ERISA, or except as disclosed in the Bear Lake Disclosure Schedule. Bear Lake and its subsidiaries shall not enter into any employment agreements with any of their officers or management personnel that may not be cancelled without penalty upon notice not exceeding 90 days.

                  (h) DIVIDENDS. Neither Bear Lake nor any subsidiary of Bear Lake shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of Bear Lake to its parent or the Permitted Distribution; (ii) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; or (iii) repurchase, redeem, or otherwise acquire any shares of capital stock or Bear Lake or its subsidiaries or any other securities thereof.

                  (i) PREFERRED STOCK, BEAR LAKE OPTIONS, AND BEAR LAKE INDEBTEDNESS. Bear Lake shall take all actions as may be necessary to assure that only Bear Lake Common Stock shall be outstanding at the Effective Time, that the Bear Lake Stock Options will be exercised or terminated as of the Effective Time, and that the Bear Lake Indebtedness will be repaid at the Effective Time, upon receipt of the Merger Consideration.

            4.3 ENVIRONMENTAL REMEDIATION PLAN; ENVIRONMENTAL ESCROW.

                  (a) The Principal Stockholders severally and not jointly agree to investigate and assess Environmental Conditions (as defined in Section 4.3(m)(ii)) existing as of the Effective Time on the real property located at 400 North Main Street, Rochester, New Hampshire (the "Site"), and, to the extent necessary, Remediate (as defined in Section 4.3(m)(vii)) the Site to the satisfaction of the New Hampshire Department of Environmental Services ("DES"), including, as applicable, the delivery of completion and no further action certificates (the "DES Closure").

                  (b) The Principal Stockholders' environmental consultant shall implement the site assessment plan mutually agreed upon by the parties respective environmental consulting firms and attached hereto as Exhibit C (the "SAP") and shall immediately provide Smith & Wesson with copies of all sample analytical results and boring logs upon receipt, and all draft and final copies of the SAP report for Smith & Wesson's review and comment. The Principal Stockholders' environmental consultant shall use its best efforts to complete the work contemplated by the SAP within 60 days of the date of this Agreement; provided, however, that in no event will such work be completed any later than 120 days of the date of this Agreement. In addition, upon mutual agreement of the Principal Stockholders' environmental consultant and Smith & Wesson, or its designee, within five business days following the date of this Agreement, the Principal Stockholders' environmental consultant shall submit a letter to the DES notifying DES that the Principal Stockholders will be submitting an environmental site assessment report for review in accordance with the procedures provided in guidance document WMD-REM-10, and shall also identify the Site and provide a designated contact (the "DES Letter"). The DES letter shall be sent to the DES by certified mail, return receipt requested, with a copy to Smith & Wesson and to Smith & Wesson's environmental consulting firm. In the event the Principal Stockholders' environmental consultant and Smith & Wesson are unable to agree on the advisability of submitting the DES Letter, the parties shall submit the matter in accordance with the dispute resolution described in Section 4.3(c)(ii) below.

                  (c) If the results of the SAP indicate that Hazardous Materials (as defined in Section 4.3(m)(v)) exist in the soil or groundwater at levels above DES groundwater quality standards, then:

                        (i) The Principal Stockholders' environmental consultant shall notify the DES in accordance with applicable DES policies and procedures of the Environmental Conditions on the Site and complete in a commercially reasonable time any response or other action required by the DES; and

                        (ii) The Principal Stockholders' environmental consultant shall promptly meet and confer with the DES for the purpose of developing a proposed remedial action plan ("RAP") for the Site and any impaired down gradient properties that will be sufficient to obtain DES Closure if implemented. The Principal Stockholders' environmental consultant shall also promptly meet and confer with Smith & Wesson, or its designee, to develop an agreed RAP. If the parties are unable to agree on a proposed RAP, the parties shall promptly retain Sanborn Head & Associates or, if Sanborn Head & Associates is unavailable, another mutually acceptable independent environmental consultant (collectively, the "IEC"), to resolve the dispute. The parties shall exchange all communications with the IEC regarding the dispute, the IEC's resolution of the dispute shall be binding and final. The parties shall each pay fifty percent of the IEC's fees for providing such dispute resolution services.

                  (d) The RAP shall be developed and proposed in accordance with applicable DES policies and procedures to achieve DES Closure, be commercially reasonable for the Site and formulated so as not to unreasonably interrupt, interfere, impair, or limit Smith & Wesson's commercially reasonable use of the Site in substantially the same manner as it is being used at the Effective Time.

                  (e) Upon the DES' approval of the RAP, the Principal Stockholders' environmental consulting firm will implement the RAP in a commercially reasonable time, and will serve as the primary point of contact with the DES regarding RAP implementation.

                  (f) Smith & Wesson agrees, warrants, and covenants that the Principal Stockholders, their consultants, agents, contractors and representatives, shall have the right to enter upon the Site, take samples from the Site, erect structures and equipment upon the Site, and make such installations and take such remediation and other actions upon the Site as may be required to complete the SAP and the RAP, and to obtain DES Closure (collectively, the "Work"), subject to the following terms and conditions:

                        (i) Smith & Wesson hereby grants each Principal Stockholder (each a "Licensee") a limited license (the "License"), with the right to sublicense to the Licensee Parties (as defined below) to enter upon the Site for the sole purpose of completing the Work. Each Licensee severally agrees that (1) this License does not convey an easement or other legal interest in the Site; (2) Smith & Wesson makes no representations or warranties regarding either the Site's physical condition or the presence or absence of conditions that might pose a danger to persons entering thereon; and (3) each Licensee knowingly and intentionally assumes for itself and for its contractors, subcontractors, employees, agents, representatives, consultants, and all other persons associated with or involved in the Work ("Licensee Parties"), all risk of economic loss or personal injury that might occur during the Work due to all pre-existing Site conditions, all Licensee Parties' acts or omissions, or otherwise. This License terminates without notice upon the DES Closure.

                        (ii) Smith & Wesson or its designee may accompany and observe all Licensee Parties who enter the Site at all times, and shall be entitled to take split samples at Smith & Wesson's sole cost and expense; provided, however, that Smith & Wesson and its designee shall comply with the requirements of the health and safety plan prepared by the Licensee Parties pursuant to Section 4.3(f)(v)(3) while present within active Work areas.

                        (iii) The Licensee Parties shall give Smith & Wesson reasonable notice of the time and place that Work is to occur. All Work shall be performed at the Licensees' sole cost and expense and in a good and workman-like manner by contractors reasonably acceptable to Smith & Wesson, which acceptance shall not be unreasonably withheld or delayed. Each Licensee is severally responsible for keeping the Site free of judgments and liens by any person who performs any Work, and each Licensee agrees to promptly bond or cause such judgments or liens to be discharged upon demand by Smith & Wesson.

                        (iv) The Licensees shall cause each Licensee Party to obtain all necessary governmental and utility permits and approvals for any Work, and to provide copies and certification thereof to Smith & Wesson not less than three business days prior to commencement thereof.

                        (v) Each Licensee severally warrants and agrees that:
(1) all Work shall be performed in compliance with Environmental Laws; (2) all the Licensee Parties' workers shall be appropriately trained and licensed; (3) an OSHA site-specific health and safety plan that complies with 29 CFR Section 1910.120 and all other applicable law shall be prepared and furnished to Smith & Wesson prior to any Licensee Party's entry onto the Site; (4) the Licensees shall be solely responsible for the appropriate handling, storage, transportation, and disposal of all waste generated during the Work, including but not limited to soil borings, cuttings, and groundwater samples, and be listed as the waste "generator" on all manifests and filings; and (5) the Licensees shall immediately notify Smith & Wesson of any Site condition that may threaten or impair the health or safety of persons on, entering, or adjacent to the Site.

                        (vi) The Licensee Parties shall not unreasonably interfere with the ingress or egress of Smith & Wesson employees, contractors, invitees, or other persons permitted or having a lawful right to be on the Site. All Licensee Party workers shall carry and display identification cards substantially in the same form and manner as Smith & Wesson's own employees. Except as otherwise expressly authorized by Smith & Wesson in writing, the Licensee Parties shall perform Work on the Site only between the hours of 8:00 a.m. and 5:00 p.m., Monday through Friday, excluding legal holidays. The Licensees shall cause the Licensee Parties to use best efforts to limit noise, dust, debris, odors, and all other adverse effects and disruption due to the Work.

                        (vii) The Licensee Parties shall stage and/or store all equipment or material for the Work in a commercially reasonable manner, with the understanding that Smith & Wesson is not responsible for any loss of or damage thereto. The Licensees shall cause the Licensee Parties to ensure all areas of the Site on which Work is being performed shall be supervised, secured, and/or protected in a commercially reasonable manner and in accordance with applicable law.

                        (viii) Unless otherwise agreed in writing by Smith & Wesson, the Licensees shall cause the Licensee Parties to promptly: (1) restore all Site areas disturbed or affected by Work; (2) remove all equipment, materials and waste used or generated during the Work; (3) fill excavated areas with clean fill compacted to 95% Standard Proctor density; (4) seal all bore holes; (5) cap and lock monitoring wells; (6) promptly repair or replace in a commercially reasonable manner all sidewalks, pavement, foundations and improvements damaged or impaired by the Work; and (7) leave the Site in a safe condition.

                        (ix) The Licensees shall cause the Licensee Parties to maintain insurance to cover any litigation, claims, demands, damages, liability, losses, costs and expenses arising out of or due to the Work. Before the Work commences and the Licensee Parties enter the Site, the Licensees shall cause each Licensee Party performing any work to provide Smith & Wesson with Certificates of Insurance from their insurers with an AM Best's rating of B++ or better that provides the following coverage and limits: (1) $5 million per occurrence and annual aggregate for commercial general liability including contractor's pollution liability coverage; (2) $2 million per occurrence for auto liability; and (3) $1 million per occurrence and annual aggregate for employer's liability coverage. Smith & Wesson shall be an additional insured on all such Licensee Parties' policies.

                        (x) Notwithstanding any other provision of this Agreement, the Licensees shall severally indemnify, defend (using counsel approved by Smith & Wesson), and hold harmless Smith & Wesson, its directors, officers, employees, agents, and representatives (collectively the "Indemnitees") from and against any and all causes of action, damages, claims, demands, judgments, liens, litigation, liability, penalties, orders, loss, cost and/or expense, including attorneys' fees, which may at any time be asserted against or incurred by any one or more of the Indemnitees due to acts or omissions of a Licensee Party performing the Work or the off-site disposal of waste or Hazardous Materials generated by the Work.

                        (xi) The Licensees do not have an express or implied right by reason of this Agreement or otherwise to make any commitments or agreements that will cause the imposition of land use or "deed restrictions" or long term engineering controls on the Site without the consent of Smith & Wesson, which consent shall not be unreasonably withheld or delayed.

                  (g) Each of Smith & Wesson and the Licensees acknowledges that it desires to complete the Work and obtain DES Closure as soon as practicable. Accordingly, Smith & Wesson shall cooperate in a commercially reasonable manner with the Principal Stockholders and the Licensee Parties to complete the Work and obtain DES Closure, including by promptly providing approval as may be required from time to time pursuant to applicable provisions under this Section
4.3. The Principal Stockholders shall, and shall use their best efforts to cause the Licensee Parties to, complete the Work and obtain DES Closure within a commercially reasonable time.

                  (h) Smith & Wesson shall receive notice of and/or copies of all communications (including but not limited to, letters and emails) between either the Principal Stockholders, their environmental consulting firm, and/or any other person acting by or on the Principal Stockholders' behalf, and the DES. Smith & Wesson shall receive reasonable prior notice of and have the right to participate in any meetings or calls between the DES and the Principal Stockholders, their environmental consulting firm, and/or any other person acting by or on the Principal Stockholders' behalf. Unless otherwise required by law, and provided that the Principal Stockholders are otherwise in compliance with this Agreement, Smith & Wesson agrees that neither it nor any of its agents or representatives, including its environmental consulting firm, will initiate communications with the DES regarding the SAP or RAP without first communicating with the Principal Stockholders and upon the Principal Stockholders' prior approval, which shall not be unreasonably be withheld.

                  (i) Upon the DES' approval of the RAP and before its implementation, the Principal Stockholders' environmental consulting firm shall make a reasonable estimate of the costs to implement the RAP, including a reasonable and appropriate contingency (the "Estimated Environmental Costs"). The Principal Stockholders shall provide the estimate to Smith & Wesson for review and comment. If Smith & Wesson objects to the estimate, Smith & Wesson shall promptly identify its objections in writing to the Principal Stockholders, who shall promptly review the objections and make reasonable efforts to meet and confer with Smith & Wesson to reach agreement regarding the estimate. If the parties are unable to agree on a mutually acceptable estimate, then the parties shall promptly refer their dispute to the IEC for resolution. The IEC's determination shall be binding and final.

                  (j) At the Closing, Smith & Wesson shall deposit $8,000,000 of the Merger Consideration, less any amounts paid by Bear Lake and/or the Principal Stockholders prior to Closing in connection with the activities described in this Section 4.3 and Section 4.6, into an escrow account (the "Environmental Escrow") upon the terms and conditions of an escrow agreement substantially in the form attached hereto as Exhibit D (the "Escrow Agreement"). The Environmental Escrow shall serve (i) to pay for the Environmental Costs (as defined in Section 4.3(m)(iii)), up to $5,500,000 and (ii) as security for the Principal Stockholders' indemnification obligations under Section 7.1(b), up to $2,500,000 (the "Environmental Indemnity Escrow"). The Principal Stockholders may, in their sole discretion, either submit Environmental Costs directly to the escrow agent for payment or may seek reimbursement for Environmental Costs paid by the Principal Stockholders from the escrow agent, which shall be paid in accordance with the Escrow Agreement. The escrow agent shall provide an accounting to the parties of Environmental Costs submitted and paid at the end of each calendar quarter. The Principal Stockholders, as a group, and Smith & Wesson shall bear the costs of the escrow agent fees equally.

                  (k) Upon the earlier of (i) eighteen months after the Effective Time and (ii) a final determination of the Estimated Environmental Costs, an amount equal to the difference between (I)(A) the amount in the Environmental Escrow at the Effective Time less (B) $2,500,000 and (II) the Environmental Costs shall be distributed to the Principal Stockholders on a pro rata basis. In the event the Environmental Costs exceed $5,500,000, Smith & Wesson shall pay all costs in excess of such amount.

                  (l) Upon the eighteenth month anniversary of the Effective Time, any remaining amounts in the Environmental Escrow shall be distributed to the Principal Stockholders on a pro rata basis, provided, however, that if there are any known actual or reasonably ascertainable Indemnified Environmental Losses (as defined in Section 7.1(b)), then any amount distributable under this
Section 4.3(l) shall first be applied to such Indemnified Environmental Losses in accordance with the procedures and limitations set forth in Section 7 before any distribution to the Principal Stockholders; provided, further that the aggregate amount of the Environmental Indemnity Escrow distributed in respect of such Indemnified Environmental Losses shall not exceed $2,500,000.

                  (m) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                        (i) "Environment" means all surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air, and includes, but is not limited to, all "facilities" as defined at 42 U.S.C.
Section 9601(9).

                        (ii) "Environmental Condition" means the actual or threatened Release of Hazardous Materials into the Environment in, on, or from the Site or by Bear Lake or its subsidiaries.

                        (iii) "Environmental Costs" means all costs and expenses associated with the development and implementation of the SAP and RAP, to obtain DES Closure, and to complete the OSHA Compliance Tasks (as defined in Section 4.6).

                        (iv) "Environmental Laws" means all federal, state, and local statutes, ordinances, orders (including orders on consent), permits, judgments, agreements, rules, regulations, guidance, and common law duties relating to or concerning human health or the Environment. "Environmental Law" includes, but is not limited to, statutes, permits, rules, and common law duties regulating or relating to human exposure to or the discharge, Release, removal, generation, storage, transportation, or disposal of Hazardous Materials into the Environment.

                        (v) "Hazardous Materials" means any and all substances (whether solid, liquid or gas): (A) that are "pollutants," as defined at 33 U.S.C. Section 1362(6), "solid waste," as defined at 42 U.S.C. Section 6903(27), "hazardous waste," as defined at 42 U.S.C. Section 6903(5), or "hazardous substances," as defined at 42 U.S.C. Section 9601(14); or (B) that may harm or impair human health or the Environment, including, but not limited to, petroleum and petroleum products and constituents, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, chlorinated solvents, radioactive materials, flammables, explosives, and biological contaminants such as mold or microbial matter, or (C) that are regulated by Environmental Laws.

                        (vi) "Release" means any "release" as defined at 42 U.S.C. Section 9601(22), "disposal," as defined at 42 U.S.C. Section 6903(3), spill, migration, or other movement of, or human exposure to, Hazardous Materials.

                        (vii) "Remediate" or "Remediation" means the implementation and completion of the RAP and such other measures as required by the DES to achieve DES Closure.

            4.4 FILINGS UNDER THE HSR ACT AND OTHER ANTITRUST FILINGS.

                  (a) GENERAL. The parties acknowledge that the Merger may require filings with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and with certain foreign jurisdictions under applicable foreign competition or merger Laws (each an "Antitrust Law" and collectively, the "Antitrust Laws").

                  (b) CONSENTS; APPROVALS.

                        (i) The parties shall use their best efforts to as promptly as practicable obtain, and cooperate with each other in order to obtain, all consents, waivers, approvals, authorizations, or orders and to make all filings (including, without limitation, the filings under the HSR Act and other Antitrust Laws and all other filings with Governmental Entities) lawfully required to be obtained from or filed with all applicable Governmental Entities in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                        (ii) Each party shall (A) file or cause to be filed with the FTC and the Antitrust Division, and with any other Governmental Entities, if applicable, as promptly as practicable but in no event later than the tenth business day after the execution and delivery of this Agreement, all reports and other documents required to be filed by such party under the HSR Act or other applicable Antitrust Laws concerning the transactions contemplated hereby and
(B) promptly comply with or cause to be complied with any requests by any Governmental Entity for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement shall expire as soon as practicable after the execution and delivery of this Agreement.

                        (iii) The parties shall furnish to the other parties' outside counsel all information about such party or its affiliates, if any, required to be included in any application or other filing to be made by such other party pursuant to the rules and regulations of any Governmental Entity in connection with the Merger, subject to applicable law and privileges, including the attorney-client privilege.

                        (iv) In furtherance and not in limitation of the agreements of the parties contained in this Section 4.4, each party shall use its reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other person with respect to the transactions contemplated hereby under any applicable law. Smith & Wesson shall pay the applicable HSR Act filing fee and all other antitrust notification filing fees required in any other applicable jurisdiction.

            4.5 OTHER ACQUISITION PROPOSALS.

                  (a) NO SOLICITATION. Bear Lake shall not, nor shall it permit any of its affiliates or subsidiaries, or any of their respective officers, directors, or employees or any agent, representative, investment banker, financial advisor, attorney, accountant, or other person or firm engaged by it or any of it subsidiaries, to directly or indirectly, (i) solicit, initiate, or encourage the submission of proposals or offers from any third party relating to any Acquisition Proposal (as defined below) relating to Bear Lake or any of its affiliates or subsidiaries; (ii) cooperate with or furnish or cause to be furnished any Evaluation Material (as defined in the Confidentiality Agreement between Smith & Wesson and Bear Lake) concerning Bear Lake to any third party in connection with any Acquisition Proposal relating to Bear Lake or any of its affiliates or subsidiaries; (iii) participate in any negotiations regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal relating to Bear Lake or any of its affiliates or subsidiaries; or (iv) enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal relating to Bear Lake or any of its affiliates or subsidiaries. As used in this Agreement, "Acquisition Proposal" means any of the following transactions involving Bear Lake or any of its subsidiaries, other than negotiating a mutually acceptable business combination as contemplated by this Agreement, (i) any merger, consolidation, share exchange or purchase, reorganization, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (whether in a single transaction or series of transactions), of assets either constituting 5% or more of Bear Lake's consolidated assets or which generate 5% or more of Bear Lake's consolidated revenue; (iii) any tender offer or exchange offer for 5% or more of the outstanding shares of Bear Lake's capital stock, including tender offers;
(iv) any person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, being formed, which beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the then outstanding shares of Bear Lake's capital stock (other than persons or "groups" that beneficially own or have the right to acquire beneficial ownership of 5% of more of the outstanding shares of Bear Lake's capital stock as of the date hereof); or (v) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (b) CHANGE IN RECOMMENDATION. Neither the Board of Directors of Bear Lake nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Smith & Wesson, the approval or recommendation of this Agreement or the Merger by the Board of Directors or such committee; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) cause Bear Lake to enter into any agreement with respect to any Acquisition Proposal.

            4.6 OSHA COMPLIANCE. The Principal Stockholders severally and not jointly warrant and agree that the OSHA compliance tasks set forth on Schedule
4.6 (the "OSHA Compliance Tasks") shall be completed at the Principal Stockholders' sole cost and expense, subject to reimbursement from the Environmental Escrow pursuant to Section 4.3(j). The Principal Stockholders shall cause Bear Lake to use its best efforts to complete the OSHA Compliance Tasks prior to the Effective Time.

            4.7 PRESS RELEASES AND ANNOUNCEMENTS. Before the Effective Time, no press releases related to this Agreement and the transactions contemplated herein or other announcements to the employees, customers, or suppliers of Bear Lake shall be issued by any party without the mutual approval of the parties, except for any public disclosure which any party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by Bear Lake and Smith & Wesson). After the Effective Time, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers, or suppliers of Smith & Wesson or any of its subsidiaries shall be issued by Bear Lake without the prior approval of Smith & Wesson, except for any public disclosure which is required by law or regulation (in which case the disclosure shall be prepared jointly by Bear Lake and Smith & Wesson).

            4.8 ADVICE OF CHANGES. The parties shall promptly advise each other orally and in writing of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in
Section 5 not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                                   SECTION 5.
                       CONDITIONS PRECEDENT TO OBLIGATIONS

            5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SMITH & WESSON AND SWAC. The obligations of Smith & Wesson and SWAC under this Agreement are, at the option of Smith & Wesson and SWAC, subject to the satisfaction or waiver of the following conditions on or before the Effective Time:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Bear Lake herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except as affected by transactions contemplated hereby.

                  (b) PERFORMANCE OF AGREEMENTS. Bear Lake shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Effective Time.

                  (c) CORPORATE APPROVALS. All necessary corporate action on the part of the directors and stockholders of Bear Lake adopting this Agreement and approving the transactions contemplated hereby shall have been taken by December 22, 2006. Without limiting the foregoing, the Principal Stockholders shall have executed and delivered to Smith & Wesson the Voting Agreement forming Exhibit B hereto.

                  (d) OPINION OF COUNSEL FOR BEAR LAKE. Smith & Wesson shall have received an opinion of Stradling Yocca Carlson & Rauth, counsel for Bear Lake and the Principal Stockholders, dated the Effective Time, in form and substance reasonably satisfactory to Smith & Wesson and its counsel, to the effect that:

                        (i) Bear Lake is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has the corporate power and authority under the laws of such state to own, lease, and operate its properties, to carry on its business as being conducted, and to consummate the Merger;

                        (ii) Each subsidiary of Bear Lake (including Thompson Center Arms, Inc.) is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power and authority under the laws of such state to own, lease, and operate its assets and properties, to carry on its business as being conducted, and to consummate the transactions contemplated hereby;

                        (iii) All necessary corporate proceedings of the board of directors and the stockholders of Bear Lake to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the Merger contemplated hereby have been duly and validly taken;

                        (iv) Bear Lake has the corporate power and authority to execute and deliver this Agreement, and this Agreement has been duly authorized, executed, and delivered by it and constitutes its legal, valid, and binding obligation except that the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally, and (B) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

                        (v) Such counsel knows of no actions, suits, or proceedings pending or threatened against or affecting Bear Lake of any of its subsidiaries at law or in equity, or before or by any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that would result in a breach of the representation and warranty set forth in Section 3.1(j) of this Agreement;

                        (vi) The consummation of the Merger will not violate or result in a breach of or constitute a default by Bear Lake or any subsidiary of Bear Lake under any provision of any Contract, order, judgment, decree, award, ordinance, regulation, or any other restriction set forth on Schedule 3.1(p) of the Bear Lake Disclosure Schedule, to which Bear Lake or any subsidiary of Bear Lake is a party or by which it is bound; and

                        (vii) Each Principal Stockholder has the power and authority to execute, deliver, and perform this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Principal Stockholder. This Agreement and the Voting Agreement have been duly executed by or on behalf of each Principal Stockholder and constitute legal, valid, and binding obligations of the Principal Stockholders, enforceable against such Principal Stockholders in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the direction of the court before which any proceeding for such remedy may be brought.

                  (e) NO MATERIAL ADVERSE EFFECT. There shall be no Material Adverse Effect since the date of this Agreement.

                  (f) LITIGATION. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would, in the reasonable judgment of Smith & Wesson and SWAC, make it inadvisable to consummate such transaction, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

                  (g) DISSENTERS' RIGHTS. Dissenters' rights of appraisal under the Delaware General Corporation Law shall not have been effectively preserved as of the Effective Time by owners of more than 5% of the outstanding shares of Bear Lake Capital Stock.

                  (h) OFFICERS' CERTIFICATE. Bear Lake shall deliver to Smith & Wesson a certificate in form and substance reasonably satisfactory to Smith & Wesson and its counsel, executed by the Chief Executive Officer and Chief Financial Officer of Bear Lake, certifying that the conditions specified in Sections 5.1(a) and 5.1(b) have been fulfilled.

                  (i) TERMINATION OF HSR ACT WAITING PERIOD. Any and all applicable waiting periods under the HSR Act and other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

                  (j) RETIREMENT OF OBLIGATIONS. Upon the receipt of the Merger Consideration, there shall be no outstanding shares of Bear Lake Preferred Stock, Bear Lake Options, or Bear Lake Indebtedness.

                  (k) ESCROW AGREEMENT. The Principal Stockholders and Smith & Wesson shall have entered into the Escrow Agreement.

                  (l) OSHA MATTERS. The OSHA Compliance Tasks shall either have been completed by Bear Lake or its subsidiaries or the Principal Stockholders shall have made provision, including through deposit of cash or other resources, which to the reasonable satisfaction of Smith & Wesson shall be sufficient to obtain completion.

            5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BEAR LAKE. The obligations of Bear Lake under this Agreement are, at the option of Bear Lake, subject to the satisfaction or waiver of the following conditions on or before the Effective Time:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Smith & Wesson and SWAC herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except as affected by transactions contemplated hereby.

                  (b) PERFORMANCE OF AGREEMENTS. Smith & Wesson and SWAC shall have, in all material respects, performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Effective Time.

                  (c) CORPORATE APPROVAL. All necessary corporate action on the part of the directors of Smith & Wesson and the directors and stockholders of SWAC approving and adopting this Agreement and approving the transactions contemplated hereby shall have been taken by December 22, 2006.

                  (d) OPINION OF COUNSEL FOR SMITH & WESSON AND SWAC. Bear Lake shall have received an opinion of Greenberg Traurig, LLP, counsel for Smith & Wesson and SWAC, dated the Effective Time, in form and substance reasonably satisfactory to Bear Lake and its counsel, to the effect that:

                        (i) Each of Smith & Wesson and SWAC is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has the corporate power and authority under the laws of such state to own, lease, and operate its properties, to carry on its business as being conducted, and to consummate the Merger contemplated hereby;

                        (ii) All necessary corporate proceedings of the Board of Directors of Smith & Wesson and the Board of Directors and stockholders of SWAC to approve and adopt this Agreement and to authorize the execution and delivery of this Agreement and the consummation of the Merger have been duly and validly taken; and

                        (iii) Each of Smith & Wesson and SWAC has the corporate power and authority to execute and deliver this Agreement, and this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid, and binding obligation except that the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally, and (B) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                  (e) LITIGATION. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, and would, in the reasonable judgment of Bear Lake, make it inadvisable to consummate such transaction, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

                  (f) OFFICERS' CERTIFICATE. Smith & Wesson shall deliver to Bear Lake a certificate in form and substance reasonably satisfactory to Bear Lake and its counsel, executed by the Chief Executive Officers and Chief Financial Officers of Smith & Wesson and SWAC, certifying that the conditions specified in Sections 5.2(a) and 5.2(b) have been fulfilled.

                  (g) TERMINATION OF HSR ACT WAITING PERIOD. Any and all applicable waiting periods under the HSR Act and other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

                  (h) ESCROW AGREEMENT. The Principal Stockholders and Smith & Wesson shall have entered into the Escrow Agreement.

                  (i) OSHA MATTERS. The OSHA Compliance Tasks shall have been completed by Bear Lake or its subsidiaries.

                                   SECTION 6.
                        WAIVER, MODIFICATION, ABANDONMENT

            6.1 WAIVERS. The failure of Bear Lake to comply with any of its obligations, agreements, or conditions as set forth herein may be waived expressly in writing by Smith & Wesson and SWAC, by action of their respective Boards of Directors without the requirement for a vote of stockholders. The failure of Smith & Wesson and SWAC to comply with any of their obligations, agreements, or conditions as set forth herein may be waived expressly in writing by Bear Lake by action of its Board of Directors without the vote of stockholders.

            6.2 MODIFICATION. This Agreement may be modified at any time in any respect by the written mutual consent of all of the parties, notwithstanding prior approval by stockholders. Any such modification may be approved for any party by its Board of Directors, without further stockholder approval, except that the Merger Consideration to be issued in exchange for the shares of Bear Lake Capital Stock may not be decreased without the consent of Bear Lake stockholders given by the same vote as is required under applicable state law for approval of this Agreement.

            6.3 ABANDONMENT. The Merger may be abandoned on or before the Effective Time notwithstanding adoption of this Agreement by the parties hereto:

                  (a) By the mutual agreement of the Boards of Directors of Smith & Wesson, SWAC, and Bear Lake;

                  (b) By the Boards of Directors of Smith & Wesson and SWAC, if any of the conditions provided in Section 5.1 shall not have been satisfied, complied with, or performed in any material respect, and Smith & Wesson and SWAC shall not have waived in writing such failure of satisfaction, noncompliance, or nonperformance;

                  (c) By the Board of Directors of Bear Lake, if any of the conditions provided in Section 5.2 shall not have been satisfied, complied with, or performed in any material respect, and Bear Lake shall not have waived in writing such failure of satisfaction, noncompliance, or nonperformance; or

                  (d) At the option of Smith & Wesson, SWAC, and Bear Lake, if there shall have been instituted and be pending or threatened any legal proceeding before any court or governmental agency seeking to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the Merger contemplated by this Agreement, or if any order restraining or prohibiting the Merger shall have been issued by any court or governmental agency and shall be in effect.

      In the event of any termination pursuant to this Section 6.3 (other than pursuant to Section 6.3(a) hereof) written notice setting forth the reasons thereof shall forthwith be given by Bear Lake if it is the terminating party, to Smith & Wesson and SWAC, or by Smith & Wesson and SWAC, if they are the terminating parties, to Bear Lake. This Agreement shall terminate automatically if the Effective Time shall not have occurred on or before January 31, 2007, or such later date as shall have been agreed to by the parties hereto under Section 6.2.

            6.4 EFFECT OF ABANDONMENT. If the Merger is abandoned as provided for in this Section 6, (a) this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement or to the directors, officers, representatives, and agents of any such party; provided, however, that each party shall remain liable for any liabilities resulting from
(i) any breach of any covenant contained herein occurring prior to such termination, or (ii) any breach of or inaccuracy in any representation or warranty occurring prior to such termination, and (b) each of Smith & Wesson, SWAC, Bear Lake, and the Principal Stockholders shall each pay its own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of its counsel, accountants, investment bankers, and other experts. This Section 6.4, Section 6.5, and Section 9 shall remain in full force and effect following such termination in accordance with their respective terms.

                                   SECTION 7.
                                 INDEMNIFICATION

            7.1 INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS.

            (a) The Principal Stockholders covenant and agree, severally and not jointly, to defend, indemnify, and hold harmless for, from, and against, and will pay to Smith & Wesson, the amount of any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs, and expenses, including, without limitation, reasonable counsel and accountants fees, costs, and expenses, (collectively "Losses") (including those incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action), whether or not involving a third-party claim, that Smith & Wesson may suffer or incur by reason of (a) the inaccuracy of any of the representations or warranties of Bear Lake contained in this Agreement, or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; or (b) the failure of Bear Lake to comply with, or the breach, or the default by Bear Lake of, any of the covenants or agreements made by Bear Lake contained in this Agreement, or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement.

            (b) In addition, the Principal Stockholders covenant and agree, severally and not jointly, to defend, indemnify, and hold harmless for, from, and against, and will pay to Smith & Wesson the amount of any and all Losses resulting from any third party claims, demands, suits, orders (including orders on consent), or judgments (including judgments on consent) (i) alleging a violation of Environmental Laws by Bear Lake or any of its subsidiaries prior to the Effective Time, including Losses incurred due to third party claims, demands, suits, orders (including orders on consent), or judgments (including judgments on consent) that are for or in the nature of statutory response, removal, remediation, or cleanup of real property, soil, surface water, or groundwater; penalties or fines; natural resource damages; equitable remedies; contribution; common law nuisance; or personal injury or property damage torts or (ii) that arise from, relate to, or are allegedly a result of: (A) any Environmental Conditions existing as of or prior to the Effective Time; (B) the Release into the Environment of Hazardous Materials generated, transported or disposed by Bear Lake and/or its subsidiaries (including but not limited to Hazardous Materials disposed off-Site) prior to the Effective Time; or (C) human exposure to Hazardous Materials Released, generated, transported, or disposed by Bear Lake and/or its subsidiaries prior to the Effective Time, including employee exposure to Hazardous Materials during Bear Lake and/or its subsidiaries' manufacturing activities prior to the Effective Time (clauses (i) and (ii) collectively "Indemnified Environmental Losses").

            7.2 NOTICE AND RIGHT TO DEFEND THIRD-PARTY CLAIMS. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding with respect to which indemnity may be sought pursuant to Sections 7.1(a) or (b), Smith & Wesson shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action, the Principal Stockholders. In case any claim, demand, or assessment shall be asserted, or suit, action, or proceeding commenced against Smith & Wesson or Bear Lake, the Principal Stockholders shall be entitled, at the Principal Stockholders' expense, to participate therein, and, to the extent that such stockholders may wish, to assume the defense, conduct, or settlement thereof, at their own expense, with counsel satisfactory to Smith & Wesson, whose consent to the selection of counsel shall not be unreasonably withheld or delayed, provided that the Principal Stockholders confirm to Smith & Wesson that it is a claim to which its rights of full indemnification apply without the effect of Section 7.3(b). Subject to the foregoing, the Principal Stockholders shall have the right to settle or compromise monetary claims without the consent of Smith & Wesson; however, as to any other claim, the Principal Stockholders shall first obtain the prior written consent from Smith & Wesson, which consent shall be exercised in the sole discretion of Smith & Wesson. After notice from the Principal Stockholders to Smith & Wesson of the Principal Stockholders' intent so to assume the defense, conduct, settlement, or compromise of such action, the Principal Stockholders shall not be liable to the Smith & Wesson for any legal or other expenses

(including, without limitation, settlement costs) subsequently incurred by Smith & Wesson in connection with the defense, conduct, or settlement of such action while the Principal Stockholders are diligently defending, conducting, settling, or compromising such action. The Principal Stockholders shall keep Smith & Wesson apprised of the status of the suit, action, or proceeding and shall make the Principal Stockholders' counsel available to Smith & Wesson, at the Principal Stockholders' expense, upon the request of Smith & Wesson. Smith & Wesson shall cooperate with the Principal Stockholders in connection with any such claim and shall make personnel, books, records, and other information relevant to the claim available to the Principal Stockholders to the extent that such personnel, books, and records and other information are in the possession and/or control of Smith & Wesson. If the Principal Stockholders decide not to participate, Smith & Wesson shall be entitled, at the Principal Stockholders' expense, to defend, conduct, settle, or compromise such matter with counsel satisfactory to the Principal Stockholders, whose consent to the selection of counsel shall not be unreasonably withheld or delayed.

      7.3 LIMITATIONS RELATED TO INDEMNITY.

            (a) DEDUCTIBLE. Notwithstanding the foregoing, and except as provided below, Smith & Wesson shall not be entitled to indemnification under
Section 7.1(a) until the total amount of the damages actually incurred by Smith & Wesson for which it shall be entitled to indemnification exceeds $1,020,000 (the "Deductible Amount"), and then only the excess amounts above the Deductible Amount shall be payable.

            (b) CAP. Smith & Wesson may recover for the indemnification provided under Section 7.1(a) only up to a maximum aggregate amount of $4,000,000 and may recover for the indemnification provided under Section 7.1(b) only up to a maximum aggregate amount of $4,000,000 (the "Environmental Indemnity Cap Amount"), it being understood by the parties that the Environmental Indemnity Cap Amount includes any amounts paid from the Environmental Indemnity Escrow and in no event shall such amounts be aggregated for purpose of determining the maximum liability pursuant to Section 7.1(b).

            (c) PROPORTIONATE RESPONSIBILITY. Each Principal Stockholder shall be responsible only for a portion of any indemnification payment proportionate to such stockholder's ownership of Bear Lake Capital Stock.

            (d) SURVIVAL OF INDEMNITY. Any claims for indemnification under
Section 7.1(a) other than for Indemnified Environmental Losses must be made within 18 months after the Effective Time. Any claims for indemnification under
Section 7.1(b) for Indemnified Environmental Losses must be made within 42 months after the Effective Time.

                                   SECTION 8.
                   APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVE

      8.1 APPOINTMENT. Each Principal Stockholder does hereby irrevocably appoint TGV Capital Partners as such stockholder's true and lawful attorney-in-fact and agent, with full power of substitution or resubstitution, to act solely and exclusively on behalf such stockholder with respect to any matters relating to this Agreement (the Stockholders'

Representative"). All action required to be taken by any or all of the Principal Stockholders in connection with this Agreement, (including, without limitation, the giving and receiving of all notices, consents, and waivers and the execution and delivery of any documents, including the execution and delivery of any agreement) shall be taken by the Stockholders' Representative, and Smith & Wesson and Bear Lake shall be entitled to rely on all actions taken or authorized by the Stockholders' Representative as being the binding acts of the Principal Stockholders and any of them. With respect to all such actions, the Stockholders' Representative shall only take or authorize such actions approved orally or in writing by the Principal Stockholders holding a majority of the outstanding Bear Lake Capital Stock immediately prior to the Effective Time. The Stockholders' Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or shall otherwise exist against the Stockholders' Representative.

      8.2 RELIANCE BY STOCKHOLDERS' REPRESENTATIVE. The Stockholders' Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Principal Stockholder or Bear Lake, or any other evidence deemed by the Stockholders' Representative to be reliable, and the Stockholders' Representative shall be entitled to act on the advice of counsel selected by it. The Stockholders' Representative shall be fully justified in failing or refusing to take any action under this Agreement unless the Stockholders' Representative shall have received such advice or concurrence of the Principal Stockholders as the Stockholders' Representative deems appropriate or shall have been expressly indemnified to its satisfaction by the Principal Stockholders against any and all liability and expense that the Stockholders' Representative may incur by reason of taking or continuing to take any such action. The Stockholders' Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of Principal Stockholders owning a majority of the outstanding Bear Lake Capital Stock immediately prior to the Effective Time, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Principal Stockholders.

      8.3 EXPENSES OF STOCKHOLDERS' REPRESENTATIVE. The Stockholders' Representative shall be entitled to retain counsel and to incur such expenses (including court costs and reasonable attorneys' fees and expenses) as the Stockholders' Representative deems to be necessary or appropriate in connection with the Stockholders' Representative performance of the Stockholders' Representative's obligations under this Agreement, and all such fees and expenses incurred by the Stockholders' Representative shall be borne by the Principal Stockholders severally in accordance with each Principal Stockholders' percentage ownership in Bear Lake Capital Stock.

      8.4 INDEMNIFICATION. The Principal Stockholders hereby agree severally to indemnify the Stockholders' Representative (in its capacity as such) ratably according to their respective ownership of Bear Lake Capital Stock against, and to hold the Stockholders' Representative (in the Stockholders' Representative capacity as such) harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of whatever kind that may at any time be imposed upon, incurred by, or asserted against the Stockholders' Representative in such capacity in any way relating to or arising out of the Stockholders' Representative actions or failures to take action pursuant to this Agreement or in connection herewith in such capacity; provided, that no Principal Stockholder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting solely from the gross negligence or willful misconduct of the Stockholders' Representative. The agreements in this Section 8 shall survive termination of this Agreement.

      8.5 CONTRIBUTION. To the extent this Agreement provides that the Principal Stockholders shall be liable to personally pay any cost, expense, or other liability, the Principal Stockholders shall share such payment in accordance with their respective percentage ownership of Bear Lake Capital Stock, and shall reimburse each other as necessary to give effect to the intent of this provision.

      8.6 APPROVAL. The adoption of this Agreement and the approval of the Merger by the Bear Lake's stockholders in accordance with the Delaware General Corporation Law shall also constitute approval of all of the arrangements relating hereto, including, without limitation, the appointment of the Stockholders' Representative.

                                   SECTION 9.
                                     GENERAL

      9.1 INDEMNITY AGAINST FINDERS. Each party hereto shall indemnify and hold the other parties harmless against any claim for finders' fees based on alleged retention of a finder by it.

      9.2 CONTROLLING LAW. This Agreement, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the state of Delaware located in New Castle County and the United States District Court for the District of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action, or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action, or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

      9.3 NOTICES. All notices, requests, consents, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (a) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (b) upon confirmation of a receipt of a facsimile or e-mail transmission; (c) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or (d) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below:

                                    If to Smith & Wesson or SWAC:

                                    Smith & Wesson Holding Corporation
                                    2100 Roosevelt Avenue
                                    Springfield, Massachusetts 01104-1606
                                    Attention:  Michael F. Golden
                                    Phone:  (413) 747-3349
                                    Fax:  (413) 739-8528
                                    E-mail: mgolden@smith-wesson.com

                                    with a copy given in the manner
                                    prescribed above, to:

                                    Greenberg Traurig, LLP
                                    2375 E. Camelback Road, Suite 700
                                    Phoenix, Arizona 85016
                                    Attention: Robert S. Kant, Esq.
                                    Phone: (602) 445-8000
                                    Fax: (602) 445-8100
                                    E-mail: kantr@gtlaw.com

                                    If to Bear Lake or Principal Stockholders:

                                    c/o TGV Capital Partners
                                    24 Corporate Plaza, Suite 100
                                    Newport Beach, California 92660
                                    Attention: Geoffrey Moore and Mitchell Vance
                                    Phone: (949) 720-4679
                                    Fax:  (949) 720-9481
                                    E-mail: gmoore@tgvcapital.com
                                            mvance@tgvcapital.com

                                    with a copy given in the manner
                                    prescribed above, to:

                                    Stradling Yocca Carlson & Rauth
                                    660 Newport Center Drive, Suite 1600
                                    Newport Beach, California 92660
                                    Attention:  Michael E. Flynn, Esq.
                                    Phone: (949) 725-4245
                                    Fax: (949) 725-4100
                                    E-mail: mflynn@sycr.com

  Any party may alter the address to which communications or copies are to be sent by giving notice to such of change of address in conformity with the provisions of this paragraph for the giving of notice.

      9.4 BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

      9.5 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement, dated August 3, 2006, by and between Bear Lake and Smith & Wesson, contain the entire understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein or therein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

      9.6 PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

      9.7 GENDER. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

      9.8 EXPENSES. Whether or not the Merger shall be consummated and except as otherwise provided in this Agreement, each party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all the agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses, and disbursements of its counsel, investment bankers, and independent public accountants.

      9.9 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

      9.10 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      9.11 ATTORNEYS' FEES. If any action, suit, or other proceeding is instituted to remedy, prevent, or obtain relief from a default in the performance by either party of any of its obligations under this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom. As used in this Section 9.11, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such

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services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the
15th day of December, 2006, as of the day and year first above written.

                                    SMITH & WESSON HOLDING CORPORATION

                                    /s/ Michael F. Golden
                                    --------------------------------------------
                                    By:  Michael F. Golden
                                    Its:  President and Chief Executive Officer

                                    SWAC-TC, INC.

                                    /s/ Michael F. Golden
                                    --------------------------------------------
                                    By:  Michael F. Golden
                                    Its:  President

                                    BEAR LAKE ACQUISITION CORP.

                                    /s/ Mitchell Vance
                                    --------------------------------------------
                                    By:  Mitchell Vance
                                    Its:  Executive Vice President

                                    TGV PARTNERS - TCA INVESTORS, LLC

                                    /s/ Mitchell Vance
                                    --------------------------------------------
                                    By:  Mitchell Vance
                                    Its:  Managing Member

                                    /s/ E.G. Kendrick, Jr.
                                    --------------------------------------------
                                    E.G. Kendrick, Jr.

                                    /s/ Gregory J. Ritz
                                    --------------------------------------------
                                    Gregory J. Ritz